UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SYNOVIS LIFE TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Synovis Life Technologies, Inc.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: Synovis Life Technologies, Inc.
Commission File No: 0-13907

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300

FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES REPORTS 22 PERCENT REVENUE INCREASE AND EARNINGS PER SHARE OF $0.24 IN FISCAL 2011 FOURTH QUARTER

Diversified Product Portfolio Lifts Revenue 20 Percent and Net Income 74 Percent for Full Fiscal Year

ST. PAUL, Minn., December 14, 2011 ─ Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported its financial results for the fourth quarter and fiscal year ended October 31, 2011.

Yesterday, Synovis and Baxter International Inc., (NYSE:BAX) announced a definitive agreement for Baxter to acquire Synovis. The Synovis board of directors has unanimously approved the transaction and recommends that shareholders approve the agreement at an offer price of $28 per share, which equates to $325 million of equity value or approximately $260 million net of acquired cash, cash equivalents and investments.  The offer price represents a 53 percent premium above Synovis’ average stock price of the four weeks prior to announcement. The transaction is expected to close in the first calendar quarter of 2012, subject to approval by Synovis’ shareholders, customary closing conditions and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

For the fiscal fourth quarter, net revenue rose to a record $22.1 million, a 22 percent increase over $18.1 million in the year-ago period. Operating income totaled $4.2 million, an 86 percent gain over operating income of $2.2 million in the year-ago period. Net income for the fiscal 2011 fourth quarter was $2.7 million, or $0.24 per diluted share, compared to net income of $1.5 million, or $0.13 per diluted share, in the fiscal 2010 fourth quarter.

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Synovis Life Technologies
December 14, 2011

For the full fiscal year, net revenue rose to $82.4 million, up 20 percent from $68.6 million in fiscal 2010. Operating income for fiscal 2011 was $12.4 million, up 69 percent from operating income of $7.3 million last fiscal year. Net income was $8.5 million in fiscal 2011, or $0.73 per diluted share, compared to $4.9 million, or $0.43 per diluted share, in the previous fiscal year.

Conference Call Canceled

Given the acquisition announcement, Synovis Life Technologies has canceled its fourth quarter conference call which was scheduled for 10 a.m. CT today.

About Synovis Life Technologies

    Synovis Life Technologies, Inc., a diversified medical device company based in St. Paul, Minn., develops, manufactures and markets biological and mechanical products used by several surgical specialties to facilitate the repair and reconstruction of soft tissue damaged or destroyed by disease or injury. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools – all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s website at www.synovislife.com.

Additonal Information about the Proposed Transaction and Where You Can Find It

Synovis will file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant materials in connection with the proposed acquisition of Synovis by Baxter.  The definitive proxy statement will be mailed to Synovis shareholders.  Before making any voting or investment decisions with respect to the transaction, investors and security holders of Synovis are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the transaction and Synovis.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by accessing Synovis’s website at www.synovislife.com by clicking on the “Investor Information” link and then clicking on the “SEC Filings” link or by writing to Synovis at 2575 University Ave. W., St. Paul, Minnesota 55114.

Information Regarding Participants

Synovis and its officers and directors may be deemed to be participants in the solicitation of proxies from Synovis’s shareholders with respect to the acquisition. Information about Synovis’s executive officers and directors and their ownership of Synovis stock is set forth in the proxy statement for the Synovis 2011 Annual Meeting of Shareholders, which was filed with the SEC on January 18, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Synovis and its executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include whether and when the proposed acquisition by Baxter International, Inc. will be consummated, the timing of product introductions, the ability of the sales force to grow and sustain revenues, the impact of increased competition in various markets Synovis serves, the ability to grow Orthopedic and Wound revenue and achieve profitability, outcomes of clinical and marketing studies as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, any operational or financial impact from the current global economic environment, the impact of healthcare reform legislation, as well as other factors found in the Company’s filings with the Securities and Exchange Commission, such as the “Risk Factors” section in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

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Synovis Life Technologies
December 14, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Statements of Income (unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2011	2010	2011	2010

Net revenue	$22,053	$18,116	$82,363	$68,565
Cost of revenue	5,874	5,026	22,343	19,025
Gross margin	16,179	13,090	60,020	49,540
Gross margin percentage	73%	72%	73%	72%

Selling, general and administrative expenses	10,955	9,554	42,949	37,812
Research and development expenses	1,065	1,296	4,709	4,393

Operating expenses	12,020	10,850	47,658	42,205

Operating income	4,159	2,240	12,362	7,335

Interest income	83	73	311	284

Income before provision for income taxes	4,242	2,313	12,673	7,619

Provision for income taxes	1,527	833	4,212	2,743

Net income	$2,715	$1,480	$8,461	$4,876

Basic earnings per share	$0.24	$0.13	$0.74	$0.43

Diluted earnings per share	$0.24	$0.13	$0.73	$0.43

Weighted average shares outstanding - basic	11,344	11,284	11,381	11,262
Weighted average shares outstanding - diluted	11,486	11,449	11,571	11,441

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Synovis Life Technologies
December 14, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.

Consolidated Revenues (unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2011	2010	2011	2010

Peri-Strips	$6,614	$5,153	$23,675	$19,414
Tissue-Guard	4,970	4,221	18,407	16,550
Veritas	3,956	3,661	15,829	14,368
Microsurgery	4,326	3,123	15,190	11,020
Orthopedic and Wound	752	685	3,514	1,878
Surgical tools and other	1,435	1,273	5,748	5,335
Total Revenue	$22,053	$18,116	$82,363	$68,565

Domestic	$18,675	$15,247	$70,130	$57,700
International	3,378	2,869	12,233	10,865
Total Revenue	$22,053	$18,116	$82,363	$68,565

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Synovis Life Technologies
December 14, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.

Consolidated Balance Sheets
As of October 31, 2011 (unaudited) and October 31, 2010
(In thousands, except share and per share data)

	October 31, 2011	October 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$18,013	$12,951
Short-term investments	41,203	41,119
Accounts receivable, net	11,262	8,701
Inventories	9,998	9,433
Deferred income tax asset, net	447	367
Other current assets	1,973	1,715
Total current assets	82,896	74,286

Investments, net	7,335	7,854
Property, plant and equipment, net	4,154	3,401
Goodwill	3,620	3,620
Other intangible assets, net	5,764	6,182
Deferred income tax asset, net	2,166	2,139
Total assets	$105,935	$97,482

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,235	$1,644
Accrued expenses	7,780	6,371
Total current liabilities	10,015	8,015
Total liabilities	10,015	8,015

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	---	---
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,167,690 and 11,228,654 at October 31, 2011 and October 31, 2010, respectively	112	112
Additional paid-in capital	59,832	61,780
Accumulated other comprehensive (loss) income	(34)	26
Retained earnings	36,010	27,549
Total shareholders’ equity	95,920	89,467
Total liabilities and shareholders’ equity	$105,935	$97,482

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Synovis Life Technologies
December 14, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

For the fiscal years ended October 31,	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,461	$4,876

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization of property, plant and equipment	1,154	1,228
Amortization of intangible assets	734	782
Amortization of investment premium, net	1,263	1,626
Provision for uncollectible accounts	250	204
Stock-based compensation	1,231	1,455
Tax benefit from stock option exercises	(522)	(296)
Loss on sale or disposal of property, plant and equipment	25	192
Deferred income taxes	(107)	(117)

Changes in operating assets and liabilities:
Accounts receivable	(2,811)	(1,980)
Inventories	(565)	(1,709)
Other current assets	(258)	40
Accounts payable	591	(318)
Accrued expenses	1,931	920
Net cash provided by operating activities	11,377	6,903

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,932)	(1,102)
Investments in identifiable intangible assets	(316)	(125)
Purchases of investments	(51,116)	(79,397)
Redemptions of investments	50,228	73,618
Net cash used in investing activities	(3,136)	(7,006)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds related to stock-based compensation plans	3,879	1,996
Repurchase of the Company's common stock	(7,580)	(5,101)
Excess tax benefit of stock option exercises	522	296
Net cash used in financing activities	(3,179)	(2,809)

Net change in cash and cash equivalents	5,062	(2,912)
Cash and cash equivalents at beginning of year	12,951	15,863
Cash and cash equivalents at end of year	$18,013	$12,951

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